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                                                                    EXHIBIT 4.07



                                     FORM OF

                             SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT, dated as of the date of acceptance set forth below, by and between RADIUS INC., a California corporation, with headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 (the "COMPANY"), and the undersigned (the "BUYER").

                              W I T N E S S E T H:

     WHEREAS, the Buyer maintains that the Company is delinquent to Buyer in certain accounts or other claims in the amount of $________ (the "Obligation") which Obligation represents all amounts owed to Buyer for whatever reason by the Company other than current trade payables of $________ as specified in a schedule attached to this Agreement ("Buyer's Schedule of Current Accounts");

     WHEREAS, as a result of the Company's current financial condition, the Company is unable to repay the Obligation along with approximately $45 million of claims of other unsecured creditors of the Company;

     WHEREAS, the Company, its secured creditor and an unofficial committee of its largest unsecured creditors have proposed a plan pursuant to which unsecured creditors will release their claims against the Company in exchange for a number of shares of the Company's Common Stock, no par value ("Common Stock"), equal to 60% of the issued and outstanding shares of Common Stock;

     WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

     WHEREAS, the Buyer wishes to subscribe for and purchase shares of Common Stock in full satisfaction of the Obligation and the release the Company from any and all liability relating to the Obligation upon the terms and subject to the conditions of this Agreement, subject to acceptance of this Agreement by the Company;


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     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

     A. SUBSCRIPTION. Buyer hereby subscribes for and agrees to purchase the number of shares of Common Stock set forth on the signature page of this Agreement (the "Shares") in full satisfaction of the Obligation. Subscriber understands that the number of shares of Common Stock to be received will represent its pro rata share of the 60% of the outstanding shares of the Company's Common Stock to be issued to the Company's unsecured creditors as of the Closing Date (defined below).

     B. RELEASE. Buyer accepts the Common Stock as full satisfaction of the Obligation, and upon receipt of the Common Stock and an executed Registration Rights Agreement, Buyer forever fully releases and discharges the Company, its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees, lenders, creditors , shareholders and assigns ("Releasees") from any and all causes of action, claims, suits, demands or other obligations or liabilities (except those set forth in the attached Buyer's Schedule of Current Accounts, if any), whether known or unknown, that Buyer ever had, now has, or may in the future have, that may be alleged to arise out of or in connection with the Obligation or its satisfaction ("Claims"). Buyer also agrees not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against the Releasees with respect to the Claims (except at the reasonable request of the Company). This release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or related to the Obligation or its satisfaction, and any and all rights granted to us under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation hereby expressly waived. Section 1542 of the Civil Code of the State of California states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Buyer understands that other creditors and the Company will rely on its agreement to accept the Common Stock in full satisfaction of the Obligation and in consideration of the release described above. The adequacy of this consideration is acknowledged and will never be challenged.

     2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

     The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

     a. The Buyer is purchasing the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof;


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     b.   The Buyer is an "Accredited Investor" as that term is defined in Rule
501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and is experienced and knowledgeable in investing in equity and other securities;

     c. All subsequent offers and sales of the Shares by the Buyer shall be made pursuant to registration under the 1933 Act and qualification under the applicable state securities laws or pursuant to an exemptions from registration and qualification;

     d. The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares;

     e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has had the opportunity to obtain and to review the Company's Preliminary Confidential Private Placement Memorandum dated August 9, 1996 relating to the offering of the Shares (the "MEMORANDUM") and the exhibits to the Memorandum. The Buyer acknowledges that the Company may sell securities pursuant to the Memorandum or otherwise that are similar to or different than the securities referred to in the Memorandum, and on terms that are similar to or different than those set forth in the Memorandum and those of this Agreement. The Buyer understands that its investment in the Shares involves a high degree of risk;

     f. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares; and

g.Each of this Agreement and the Release has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

     3.   COMPANY REPRESENTATIONS, ETC.

     The Company represents and warrants to the Buyer that:

     A. CONCERNING THE SHARES. The Shares, when issued, delivered and paid for in accordance with this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any shareholder of the Company, as such, to acquire the Shares.


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     B.   SUBSCRIPTION AGREEMENT.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

     C. NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company and the consummation by the Company of the issuance of the Shares and the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets.

     D. APPROVALS. The Company is not aware of any authorization, approval or consent of any governmental body which is required to be obtained by the Company (other than the approval of the Company's shareholders of an amendment to the Company's Articles of Incorporation to approve an increase in the authorized number of shares of Common Stock of the Company) for the issuance and sale of the Shares as contemplated by this Agreement.

     4.   CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

     A. TRANSFER RESTRICTIONS. The Buyer acknowledges that (1) the Shares to be issued to it hereunder have not been and are not being registered under the provisions of the 1933 Act or qualified under applicable state securities laws (except to the extent provided for in the Registration Rights Agreement referred to in Section 4(c) of this Agreement), and may not be transferred unless and until (A) such transfer is registered under the 1933 Act and qualified under applicable state securities laws or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares may be sold or transferred pursuant to exemptions from such registration and qualification;
(2) any sale of the Shares made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1993 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligations to register the Shares under the 1933 Act or qualify them under state securities laws (other than pursuant to the Registration Rights Agreement referred to in Section 4(c) of this Agreement) or to comply with the terms and conditions of any exemption under the 1933 Act or applicable state securities laws.

     B. RESTRICTIVE LEGEND. The Buyer acknowledges and agrees that, except during such time as the Shares are registered under the 1933 Act and qualified under applicable state securities laws as provided in the Registration Rights Agreement referred to in Section 4(c) of


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this Agreement, or after the Shares have been sold pursuant to such registration and qualification or pursuant to exemptions (such as Rule 144) that do not require further restrictions on transfer, the certificates for the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended
          (the "1933 Act"), or applicable state securities laws. The shares have been acquired for investment and may not be sold, transferred, assigned or hypothecated unless registered under the 1933 Act and qualified under applicable state securities laws or unless such sale, transfer, argument or hypothecation is exempt from the registration requirements of the 1933 Act and the qualification requirements of applicable state securities laws and, at the Company's election, unless the Company receives an opinion of counsel satisfactory to the Company that such registration and qualification are not required.

     C. REGISTRATION RIGHTS AGREEMENT. The parties hereto agree to enter into a Registration Rights Agreement in form acceptable to the Company and the Unofficial Creditors Committee on or before the Closing Date.

     D. FORM D. The Company agrees to file a Form D with respect to the Shares as required under Regulation D.

     E. REPORTING STATUS. So long as the Buyer beneficially owns any of the Shares or until the third anniversary of the Closing Date, whichever first occurs, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

     5.   TRANSFER AGENT INSTRUCTIONS.

     Promptly following the Closing, the Company will instruct its transfer agent to issue one or more certificates for the Shares, bearing the restrictive legend specified in Section 4(b) of this Agreement, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer prior to the closing. The Company warrants that no instruction (other than such instructions referred to in this Section 5, instructions consistent with this Agreement, including Sections 4(a) and 4(b) hereof, or with the Registration Rights Agreement and stop transfer instructions to give effect to Section 4(a) hereof) will be given by the Company to the transfer agent with respect to the Shares and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares. If the Buyer sells the Shares under an effective Registration Statement or if Buyer provides the Company with an opinion of counsel that registration and qualification of a resale by the Buyer of any of the Shares in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall permit the transfer of such Shares and promptly instruct the Company's transfer


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agent to issue one or more share certificates in such name and in such denominations as specified by the Buyer (provided that such specification is consistent with such opinion).

     6.   CLOSING DATE.

     The date and time of the issuance and sale of the Shares (the "Closing Date") shall be 12:00 noon, California time, on the date which: (i) the Company has received Subscription Agreements from all unsecured creditors with claims in excess of $50,000; (ii) the Company has executed and delivered an amended loan agreement with IBM Credit Corporation in form acceptable to the Unofficial Creditors Committee; and (iii) unsecured creditors other than those described in
(i) above holding claims representing 95% of all remaining unsecured claims against the Company have received a discounted cash payment or have agreed to receive shares of Common Stock in satisfaction of their claims. The foregoing conditions may be waived or modified with the consent of each of the Company, IBM Credit Corporation and the Unofficial Creditors Committee. The closing shall occur on the Closing Date at the offices of the Company and is expected to occur at the end of August 1996. Unless Buyer is issued Common Stock by October 31, 1996, however, Buyer reserves the right to cancel this agreement by written notice to the Company. Buyer also understands that the Company may be forced to seek bankruptcy protection in order to implement the transactions contemplated by this Agreement. In such event, additional documentation will be sent to Buyer.

     7.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

     The Buyer understands that the Company's obligation to sell the Shares to the Buyer pursuant to this Agreement is conditioned upon:

     a. The receipt and acceptance by the Company of the Buyer's subscription for the Shares as evidenced by execution and delivery of this Agreement by the Company;

     b.   Satisfaction of the conditions referred to in Section 6 hereof;

     c. The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement and the performance by the Buyer on or before the Closing Date of all covenants and agreements of the Buyer required to be performed on or before such Closing Date; and

     d.   Execution and delivery of a Registration Rights Agreement by Buyer.

     The foregoing conditions may be waived by the Company at its discretion.

     8.   CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

     The Company understands that the Buyer's obligation to purchase the Shares is conditioned upon:

     a. Delivery by the Company of one or more certificates for the Shares in accordance with this Agreement;


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     b.   The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before such Closing Date; and

     c. Execution and delivery of the Registration Rights Agreement by the Company.

     The foregoing conditions may be waived by the Buyer at its discretion.

     9.   GOVERNING LAW; MISCELLANEOUS.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier to such party's office, in each case addressed to a party at such party's address shown in the introductory paragraph or on the signature page of this Agreement or such other address as a party shall have provided by notice to the other party in accordance with this provision.


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     IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

     AGGREGATE AMOUNT OF ALL RELEASED CLAIMS:  $

     NAME OF BUYER:
                     ----------------
     SIGNATURE
                -------------------
     Title:
             ----------------------
     Date:
             ----------------------

Address:
             ----------------------
             ----------------------
             ----------------------


     This Agreement has been accepted as of the date set forth below.

     RADIUS INC.

     By:
          --------------------


     Title:
             -----------------
     Date:
             -----------------

     NUMBER OF SHARES:
                        ----


     Such number of shares will be computed by the Company and confirmed by the Unsecured Creditors Committee. Each unsecured creditor shall receive such number of shares of Common Stock as represents its pro rata share of the 60% of the outstanding shares of Common Stock as of the Closing Date.


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